Exhibit 23.1

                    INDEPENDENT AUDITORS' CONSENT

Board of Directors
Cerner Corporation

We consent to the use of our reports, dated February 14, 2000, relating to the consolidated balance sheets of Cerner Corporation as of January 1, 2000 and January 2, 1999, and the related consolidated statements of operations, changes in equity, and cash flows and related schedule for each of the years in the three-year period ended January 1, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                 KPMG LLP
Kansas City, Missouri
June 26, 2000